Exhibit 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-275512 on Form S-3 of our report dated February 26, 2026, relating to the financial statements of Public Service Electric and Gas Company and subsidiaries appearing in this Annual Report on Form 10-K of Public Service Electric and Gas Company for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Morristown, New Jersey

February 26, 2026